Execution Version

Exhibit K

Dealer Managers Agreement

June 2, 2008

Citigroup Global Markets Inc.,

390 Greenwich Street,

New York, New York 10013.

Deutsche Bank Securities Inc.,

60 Wall Street,

New York, New York 10005.

Ladies and Gentlemen:

1. Invitation. The Republic of Panama (“Panama”) plans to make an invitation (the “Invitation”) to owners of its outstanding 9.625% Global Bonds Due 2011 and 9.375% Global Bonds due 2012 (together, the “Old Bonds”) to submit offers to exchange Old Bonds for its 9.375% U.S. Dollar-Denominated Global Bonds due 2029 (the “2029 Bonds”), on the terms and subject to the conditions set forth in the Prospectus Supplement (as defined herein). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Prospectus Supplement.

2. Appointment as Joint Dealer Managers. Panama hereby appoints you as exclusive Joint Dealer Managers (the “Joint Dealer Managers”) for the Invitation, and authorizes you to act as such on its behalf in connection with this Agreement and the Invitation, including pursuant to your obligations as Joint Dealer Managers set forth in this Section 2 and Section 5 hereof. You agree to (i) use your reasonable best efforts to solicit Exchange Offers pursuant to the Invitation, (ii) communicate with brokers, dealers, commercial banks, trust companies and other persons, including the holders of the Old Bonds, with respect to the Invitation, and (iii) perform the duties ascribed to you in the Offering Materials (as defined in Section 4 hereof). Panama hereby acknowledges and agrees that (i) the Joint Dealer Managers are acting solely in the capacity of an arm’s length contractual counterparty to Panama in connection with the 2029 Bonds to be issued pursuant to the Invitation (including in connection with determining the terms of the Invitation) and not as a financial advisor or a fiduciary to, or an agent of, Panama or any other person, (ii) the Joint Dealer Managers have not assumed an advisory or fiduciary responsibility in favor of Panama with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Joint Dealer Managers have advised or are currently advising Panama on other matters) or any other obligation to Panama except the obligations expressly set forth in this Agreement, and (iii) Panama has consulted its own legal and financial advisors to the extent it deemed appropriate and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein.

Panama agrees that it will not claim that the Joint Dealer Managers have rendered advisory services of any nature or in any respect, or owe a fiduciary or similar duty to Panama, in connection with such transaction or the process leading thereto.

3. No Liability for Acts of Dealers, Commercial Banks and Trust Companies. The Joint Dealer Managers shall not have any liability (in tort, contract or otherwise) to Panama or any other person asserting claims on behalf of or in right of Panama for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than such Joint Dealer Managers) or any commercial bank or trust company that solicits Exchange Offers nor any liability (in tort, contract or otherwise) to Panama or any other person asserting claims on behalf of or in right of Panama for any losses, claims, damages or liabilities arising in connection with the solicitation of Exchange Offers pursuant to the Invitation, except for any such losses, claims, damages or liabilities incurred by Panama or any other person asserting claims on behalf of or in right of Panama that have resulted primarily from the bad faith, gross negligence or willful misconduct of the Joint Dealer Managers in performing the services that are the subject of this Agreement. In soliciting or obtaining Exchange Offers, you, as Joint Dealer Managers, shall act as independent contractors, and no Dealer, commercial bank or trust company is to be deemed to be acting as your agent or the agent of Panama, and you, as Joint Dealer Managers, are not to be deemed the agent of Panama, any Dealer, commercial bank or trust company or any other person. Panama shall have sole authority for the acceptance or rejection of any and all Exchange Offers.

4. Offering Materials. (a) Panama authorizes you to use, and agrees to furnish you (in New York City) with as many copies as you may reasonably request of the Prospectus Supplement, the Basic Prospectus (each as defined below), any “issuer free writing prospectus” as defined in Rule 433 under the Act used in connection with the Invitation (an “Issuer Free Writing Prospectus”), newspaper advertisements, and announcements to potential participants and press releases pursuant to Rule 134 under the Act (as defined herein) relating to the Invitation (collectively, including any amendments or supplements thereto provided by or on behalf of Panama in accordance with this Agreement, the “Offering Materials”), for use by you in connection with the Invitation. Panama shall cause to be mailed to each registered holder of the Old Bonds, as soon as practicable, upon its request therefor, copies of the appropriate Offering Materials. Thereafter, to the extent practicable until the Expiration Date, Panama shall use its best efforts to cause copies of such Offering Materials to be mailed to each person who becomes a holder of record of any Old Bond upon its request therefor.

(b) Panama shall not amend or supplement the Offering Materials, or prepare or approve any other offering materials for use in connection with the Invitation, without your consent, which consent shall not be unreasonably withheld. Except for any Free Writing Prospectus (as defined by Rule 405 under the Act) containing customary information and prepared by the Joint Dealer Managers for use by the Joint Dealer Managers on Bloomberg screens or similar communications and which is not (i) an Issuer Free Writing Prospectus or (ii) a Free Writing Prospectus containing “Issuer information” (as defined by Rule 433(h)(2) under the Act), you shall not prepare or approve any other external offering materials for use in connection with the Invitation without Panama’s consent, which consent shall not be unreasonably withheld.

Panama agrees that, until the earlier of (i) the termination of the Invitation and (ii) the settlement of the Invitation, a reasonable time prior to using or filing with the U.S. Securities and Exchange Commission (the “Commission”) or with any other Federal or other governmental agency, authority or instrumentality, domestic or foreign (“Other Agency”), any Offering Materials (whether preliminary or otherwise), or a Form 18-K (as defined in Section 9(a) hereof), Panama will submit copies of such material to you for your review and approval, which approval shall not be unreasonably withheld.

(c) Panama shall advise you promptly of (i) the occurrence of any event which could cause Panama to withdraw or terminate the Invitation or would permit Panama to exercise any right not to exchange the Old Bonds tendered pursuant to the Invitation or not to issue any 2029 Bonds, (ii) any requirement to amend or supplement any Offering Materials, (iii) the issuance of any communication, comment or order by the Commission or by the securities exchange commission or a regulatory authority of any jurisdiction in connection with the Invitation (and, if in writing, will furnish you a copy thereof), (iv) the filing of any action or institution of any proceeding or the threat of any action or proceeding and any development that would, or could reasonably be expected to, adversely affect the Invitation or the rights of any of the Exchange Agent (as defined below), the Joint Dealer Managers, or the holders of the Old Bonds, (v) its receipt of notice relating to any litigation or administrative action with respect to the Invitation, and (vi) any other information relating to the Invitation which you may from time to time reasonably request in the performance of your duties hereunder.

(d) Panama agrees (i) to prepare one or more Prospectus Supplements in a form approved by you and to timely file any such Prospectus Supplement pursuant to Rule 424(b) under the U.S. Securities Act of 1933, as amended (the “Act”), not later than the Commission’s close of business on the second business day following the date such Prospectus is first used, or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Act; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Prospectus, Prospectus Supplement or Free Writing Prospectus (as defined by Rule 405 under the Act), of the suspension of the qualification of the 2029 Bonds for offering or sale in any jurisdiction in the United States or any jurisdiction identified in Annex III to this Agreement, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus, any Prospectus Supplement or Free Writing Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Prospectus, Prospectus Supplement or Free Writing Prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order and (ii) promptly from time to time during and following the Expiration Date of the Invitation, to take such action as you may reasonably request to qualify the Invitation and the 2029 Bonds for offering and sale under the securities laws of such jurisdictions in the United States of America as you may reasonably request and to comply with such laws so as to permit the continuance of the Invitation and sales and dealings in the 2029 Bonds in such jurisdictions for as long as may be necessary to complete the Invitation and the distribution of the 2029 Bonds, provided, that in connection therewith Panama shall not be required to file a general consent to service of process in any jurisdiction. With respect to the jurisdictions identified in Annex III to this Agreement, each of Panama and you shall take actions reasonably available to it or you, respectively, to permit the continuance of the Invitation and the distribution of the 2029 Bonds on the terms and conditions contemplated by the document dated the date hereof captioned “Foreign Jurisdiction Investment Restrictions,” provided that if either Panama or you believe that the cost or burden of any such actions make them unreasonable, you and Panama shall consult in good faith with a view to restructuring the conduct of the Invitation and the distribution of the 2029 Bonds in such jurisdiction in such a way that permits, to the extent possible, the continuance of the Invitation and the distribution of the 2029 Bonds in such jurisdictions.

(e) Panama agrees, if the delivery of a prospectus is required under the Act (including any of the rules promulgated by the Commission thereunder) or by any applicable law at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with Exchange Offers and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act or any applicable law, to notify you and upon your request to prepare and furnish without charge to the Joint Dealer Managers and to any dealer in securities as many copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case the Joint Dealer Managers are required to deliver a prospectus in connection with sales of any of the 2029 Bonds at any time nine months or more after the time of issue of the Prospectus, upon the request but at the expense of the Joint Dealer Managers, to prepare and deliver to the Joint Dealer Managers as many copies as they may request of an amended or supplemented Prospectus, as the case may be, complying with Section 10(a)(3) of the Act.

5. Participation by Joint Dealer Managers, by Panama and by Panamanian Governmental Agencies. Panama and you agree to the matters described in the Prospectus Supplement under the captions “Terms of the Invitation—Participation by the Joint Dealer Managers,” “—No Participation by Panama,” “—Participation by Panamanian Governmental Agencies.”

6. Compensation. Panama agrees to pay you as compensation for your services as Joint Dealer Managers, on the Settlement Date, an amount equal to (i) 0.225% of the nominal principal amount of Old Bonds exchanged pursuant to the Invitation. Such compensation will be shared between you as follows: 50% to Citigroup Global Markets Inc. and 50% to Deutsche Bank Securities Inc. All amounts payable hereunder shall be payable in U.S. dollars, in immediately available funds, on the Settlement Date (as defined in Section 10(a) hereof), to an account or accounts in New York City designated by the Joint Dealer Managers no less than two days prior to such Settlement and free and clear of any and all Panamanian withholding taxes unless such withholding is required by law. In such event, Panama shall pay such additional amounts as shall result in receipt by the Joint Dealer Managers (and, if applicable, their respective designated foreign affiliates) of such amounts as would have been received by them had no such withholding or deduction been required.

7. Expenses. Panama and you agree to pay and/or reimburse each other for costs and expenses incurred in connection with the transactions contemplated hereby so that such costs and expenses are shared as set forth in Schedule I hereto. All payments to be made pursuant to this Section 7 for the reimbursement of expenses shall be payable promptly, but no later than 30 days after an itemized invoice specifying the expenses to be reimbursed has been received by the party making such reimbursement. The parties shall perform their respective obligations set forth in this Section 7 whether or not the Invitation is terminated or Panama issues any 2029 Bonds pursuant to the Invitation.

8. Exchange Agent and Luxembourg Exchange Agent; Securityholder Lists. (a) Panama will appoint Citibank, N.A. to serve as exchange agent (the “Exchange Agent”) and Deutsche Bank Luxembourg S.A. to serve as exchange agent in Luxembourg (the “Luxembourg Exchange Agent”) in connection with the Invitation pursuant to an exchange agent and Luxembourg exchange agent agreement to be dated the date hereof, among Panama, the Exchange Agent and the Luxembourg Exchange Agent (the “Exchange Agency Agreement”). You are authorized to communicate directly with the Exchange Agent and the Luxembourg Exchange Agent (and any other information agent or depositary designated or retained by Panama) with respect to matters relating to the Invitation.

(b) Panama agrees to furnish to you, as soon as practicable and to the extent the same is available to Panama, cards or lists or copies thereof showing the names and addresses of, and principal amount of Old Bonds held by, the registered holders of such Old Bonds as of a recent date, and shall include a provision in its agreements with the Exchange Agent and the Luxembourg Exchange Agent to inform you orally and in writing of Exchange Offers received pursuant to the Invitation and to provide you with such other information as you may reasonably require in connection with your services hereunder.

You agree to use such information only in connection with the Invitation and not to furnish such information to any other person except in connection with the Invitation.

9. Representations, Warranties and Covenants of Panama. Panama represents, warrants and covenants to you that:

(a) Panama meets the requirements for use of Schedule B under the Securities Act of 1933, as amended (the “Act”), is a “seasoned” foreign government issuer within the meaning of Commission Release No. 33-6424 under the Act and has filed with the Commission a registration statement on Schedule B (File No. 333-135234) relating to debt securities, including the 2029 Bonds; such registration statement and any post-effective amendment thereto, each in the form heretofore delivered to you or your counsel (excluding exhibits to such registration statements), have been declared effective by the Commission in such form; no other document with respect to such registration statement has heretofore been filed with the Commission (other than documents incorporated therein by reference and prospectuses filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act, each in the form heretofore delivered to you or your counsel); and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The prospectus supplement dated June 2, 2008 relating to the Invitation to be filed with the Commission pursuant to Rule 424 under the Act is hereinafter called the “Prospectus Supplement”; the various parts of such registration statement, including all exhibits thereto and the documents, if any, incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective, each as amended at the time such part of the registration statement became effective, are herein collectively called the “Registration Statement”; the basic prospectus relating to the Debt Securities contained in the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; the Basic Prospectus as supplemented by the Prospectus Supplement is herein called the “Prospectus”; any reference to either the Prospectus Supplement or the Basic Prospectus as amended or supplemented shall be deemed to refer as appropriate, to either the Prospectus Supplement or the Basic Prospectus, as amended or supplemented in relation to the Invitation in the form in which it is filed with the Commission pursuant to Rule 424(b) under the Act; any reference herein to the Prospectus Supplement or the Basic Prospectus or the Time of Sale Information (as defined below) shall be deemed to refer to and include any documents incorporated by reference therein as of the respective dates of the Prospectus Supplement and the Basic Prospectus, and any reference to any amendment or supplement to the Prospectus Supplement or the Basic Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) (collectively, a “Form 18-K”) filed on or after the date of the Prospectus Supplement or the Basic Prospectus, as the case may be, under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in either the Prospectus Supplement, the Basic Prospectus or the Time of Sale Information, as the case may be.

(b) The Registration Statement, the Prospectus Supplement and the Basic Prospectus conform, and any further amendments or supplements to the Registration Statement, the Prospectus Supplement or the Basic Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the effective date of the Registration Statement, and will not, as of the applicable date of any amendment thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus Supplement and the Basic Prospectus, as amended or supplemented with respect to the Invitation as of the applicable filing date thereof, did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Panama by you expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

(c) For purposes hereof, the “Time of Sale” is the time at which Exchange Offers submitted pursuant to the Invitation become irrevocable on the expiration date which unless extended or earlier terminated by Panama shall be 5:00 P.M., New York City time, on June 3, 2008. The Prospectus, together with each Issuer Free Writing Prospectus listed on Annex IV hereto and any additional Issuer Free Writing Prospectuses used prior to the Time of Sale pursuant to Section 9 hereof, as of the Time of Sale (collectively, the “Time of Sale Information”), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Panama by you expressly for use therein. Each such Issuer Free Writing Prospectus did not, or will not, conflict with the information contained in the Registration Statement or the Prospectus.

(d)(i) At the time of filing the Registration Statement, (ii) at the time of filing the most recent post-effective amendment thereto, (iii) at the earliest time that Panama or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) and (iv) as of the date hereof, Panama was not and is not an “ineligible issuer” (as defined in Rule 405 under the Act), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that Panama be considered an “ineligible issuer”.

(e)(i) The Offering Materials comply and (as amended or supplemented, if amended or supplemented) will comply in all material respects with all applicable requirements of the United States federal securities laws and the laws of those jurisdictions in which you are authorized to make an Exchange Offer pursuant to this Agreement; and (ii) the Commission de Surveillance du Secteur Financier (CSSF) has approved the Prospectus pursuant to European Union directive 2003/71/EC. The Offering Materials, including the information incorporated by reference therein, do not contain nor will they contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to Panama by you expressly for use in the Prospectus as amended or supplemented with respect to the Invitation.

(f) Since the respective dates as of which information is given in the Registration Statement, the Prospectus and the Time of Sale Information, there has not been any material adverse change, or any event that would reasonably be expected to result in a prospective material adverse change, in the financial, economic or fiscal condition of Panama, otherwise than as set forth in or contemplated in the Registration Statement, the Prospectus and the Time of Sale Information.

(g) The execution and delivery of this Agreement, the Exchange Agency Agreement and all other documents to be executed and delivered by Panama hereunder have been duly authorized and have been or will be duly executed and delivered by Panama, the making of the Invitation has been duly authorized by Panama; this Agreement and the Exchange Agency Agreement constitute valid and binding agreements of Panama enforceable against Panama in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and subject as to Section 12 of this Agreement, to any limitations imposed by the securities laws of any applicable jurisdiction; and the statements made in the Prospectus Supplement under the caption “Joint Dealer Managers and Exchange Agent; Plan of Distribution”, insofar as they purport to summarize certain provisions referred to therein of this Agreement, constitute accurate, complete and fair summaries of such provisions.

(h) The 2029 Bonds have been duly authorized, and, when executed, authenticated, issued and delivered pursuant to the Offering Materials and the Fiscal Agency Agreement, dated as of September 26, 1997, as amended as of September 4, 2003 (the “Fiscal Agency Agreement”), between Panama and The Bank of New York (as successor to JPMorganChase Bank, N.A.), as Fiscal Agent (the “Fiscal Agent”), will have been duly executed, authenticated, issued and delivered; the 2029 Bonds, will constitute valid and legally binding obligations of Panama entitled to the benefits provided by the Fiscal Agency Agreement. The Fiscal Agency Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Fiscal Agency Agreement (to the extent the provisions thereof are applicable to the 2029 Bonds) conforms, and the 2029 Bonds will conform, to the descriptions thereof contained in the Basic Prospectus and the Prospectus Supplement; and the statements made under the captions “Description of the 2029 Bonds” in the Prospectus Supplement and “Debt Securities” in the Basic Prospectus constitute, insofar as they purport to summarize the terms of the 2029 Bonds, accurate, complete and fair summaries of such terms.

(i) All consents, approvals, authorizations, orders, registrations, clearances or qualifications (“Governmental Authorizations”) of or with any court, ministry or governmental agency or other regulatory body (“Governmental Agency”) in Panama required for the issue and sale of the 2029 Bonds or the consummation by Panama of the transactions contemplated by this Agreement, the Offering Materials, the Exchange Agency Agreement or the Fiscal Agency Agreement, have been obtained and are in full force and effect; and the issue and sale of the 2029 Bonds and the consummation by Panama of the transactions contemplated by this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds will be in compliance with all laws, decrees and regulations of Panama or of any Governmental Agency in Panama (including the Fiscal Responsibility Law N°20 dated May 7, 2002, as published in the Gaceta Oficial N°24,548 of Panama on May 9, 2002, as amended).

(j) The full faith and credit of Panama has been pledged for the due and punctual payment of amounts due in respect of the 2029 Bonds; the 2029 Bonds will rank pari passu in right of payment with all other indebtedness issued in accordance with the Fiscal Agency Agreement and with all other unsecured and unsubordinated indebtedness of Panama. For purposes of this paragraph, “indebtedness” means any payment obligation of Panama (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

(k) Other than as set forth in the Registration Statement, the Time of Sale Information and the Prospectus, as amended or supplemented, there are no legal or governmental actions, suits, arbitrations or proceedings pending to which Panama is a party which, if determined adversely to Panama, would individually or in the aggregate have a material adverse effect on the financial, economic or fiscal condition of Panama or its ability to perform its obligations under this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds or which are otherwise material to the rights of holders of the 2029 Bonds; and, to the best of Panama’s knowledge, no such actions, suits, arbitrations or proceedings are threatened which, if determined adversely to Panama, would individually or in the aggregate have a material adverse effect on the financial, economic or fiscal condition of Panama or its ability to perform its obligations under this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement, or the 2029 Bonds or which are otherwise material to the rights of holders of the 2029 Bonds.

(l) Other than as set forth in the Registration Statement, the Time of Sale Information and the Prospectus, Panama is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of indebtedness for money borrowed and Panama has not received any notice of default or acceleration with respect to any obligation in respect of indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial, economic or fiscal condition of Panama or its ability to perform its obligations under this Agreement, the Offering Materials, the Exchange Agency Agreement, Fiscal Agency Agreement or the 2029 Bonds or which is otherwise material to the rights of the holders of the 2029 Bonds; and the issue and sale of the 2029 Bonds and the compliance by Panama with all of the provisions of this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement and the 2029 Bonds and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution of Panama, as amended to the date hereof, any statutes, laws, decrees or regulations of Panama or any treaty, convention or agreement to which Panama is a party or to which any property of Panama is subject and which default, in each case or in the aggregate, would have a material adverse effect on the financial, fiscal or economic condition of Panama or its ability to perform its obligations under this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds or which is otherwise material to the rights of the holders of the 2029 Bonds.

(m) To ensure the legality, validity, enforceability, priority or admissibility in evidence in Panama of this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds, it is not necessary that this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds or any other documents or instruments be registered, recorded or filed with any court or other authority in Panama (other than the translation thereof) or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of this Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds.

(n) There is no tax, levy, deduction, charge or withholding imposed by Panama or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement, or the 2029 Bonds or in connection with the Invitation, or (ii) on any payment to be made by Panama hereunder or pursuant to the Offering Materials or under the 2029 Bonds.

(o) Neither Panama nor any person acting on its behalf has taken, directly or indirectly, any action which might reasonably be expected to cause or result in stabilization of the price of any security of Panama to facilitate the Invitation or the sale or resale of the 2029 Bonds; provided, however, that no representation or warranty is made by Panama with respect to any actions of the Joint Dealer Managers.

(p) This Agreement, the Exchange Agency Agreement and the 2029 Bonds are in proper legal form under the laws of Panama for the enforcement thereof against Panama under the laws of Panama.

(q) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Joint Dealer Managers to Panama or any political subdivision or taxing authority thereof or therein in connection with (i) payment for the Old Bonds, or the issuance, sale and delivery by Panama to or for the respective accounts of the Joint Dealer Managers of the 2029 Bonds issued and sold pursuant to Exchange Offers submitted by the Joint Dealer Managers, (ii) issuance, sale and delivery by the Joint Dealer Managers of the 2029 Bonds acquired pursuant to Exchange Offers submitted, (iii) payment for the Old Bonds outside Panama by the Joint Dealer Managers to the initial holders thereof pursuant to Exchange Offers made by the Joint Dealer Managers or (iv) sale and delivery of the 2029 Bonds outside Panama by the Joint Dealer Managers to the initial holders thereof.

(r) Panama is not aware that either Standard & Poor’s Ratings Service, a division of McGraw Hill Companies, Inc. (“Standard & Poor’s”), or Moody’s Investors Service, Inc. (“Moody’s”) has made any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Panama’s debt securities; and Panama has not been informed by either Standard & Poor’s or Moody’s that it intends or is contemplating any downgrading in any rating accorded to Panama’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Panama’s debt securities.

(s) The statements with respect to matters of Panamanian law set forth in the Prospectus are correct in all material respects.

(t) Panama has made or will make any arrangements necessary to be made by it to permit payment of cash and settlement to occur through the clearing systems on the Settlement Date in the manner described in the Prospectus Supplement.

(u) Panama shall make generally available to its securityholders as soon as practicable, a statement in the English language of the revenues and expenditures of Panama covering the first full fiscal year of Panama commencing after the date hereof which will satisfy Section 11(a) of the Act and the rules and regulations of the Commission thereunder.

During the period beginning from the date hereof and continuing to and including the termination of the Invitation or the Settlement Date, it will not offer, sell, contract to sell or otherwise dispose of any debt securities of Panama or guaranteed by Panama or of any agency or enterprise controlled by Panama that are substantially similar to the 2029 Bonds, are denominated in U.S. dollars, are to be placed outside Panama and that mature more than one year after the Settlement Date, without your prior written consent. Panama will cause the Old Bonds (which are acquired by it pursuant to the Invitation) to be canceled in accordance with their terms.

(v) Panama will apply to have the 2029 Bonds admitted for trading on the Euro MTF market of the Luxembourg Stock Exchange, and will use its best efforts to cause such application to be approved;

(w) Panama shall not accept (or announce the acceptance of) any Exchange Offer unless each of the conditions set forth in Section 11 below is satisfied or waived by the Joint Dealer Managers prior to Panama’s announcement of the results of the Invitation on the Announcement Date;

(x) To the extent that (i) the Joint Dealer Managers accept submission orders from investors who have not been able to provide blocking instructions to the clearing systems as of the Expiration Date, and (ii) such investors fail to deliver such instructions by two business days before the Settlement Date, such Exchange Offers will be rejected by Panama and amounts of Old Bonds accepted for exchange and issued by exchange will be adjusted. The Joint Dealer Mangers will have no responsibility in the case of such failures;

(y) At the Settlement Date, Panama will have sufficient funds available to enable it to make all payments contemplated by this Agreement; Panama shall not settle any Exchange Offer on the Settlement Date unless each of the conditions set forth in Section 11 below is satisfied or waived by the Joint Dealer Managers on such Settlement Date.

10. Free Writing Prospectuses.

(a) Panama represents and agrees that it has not made and will not make any offer relating to the Invitation that would constitute a “free writing prospectus” as defined in Rule 405 under the Act without your prior written consent and that Annex IV hereto is a complete list of any Issuer Free Writing Prospectuses for which Panama has hitherto received such consent;

(b) Panama has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

(c) Panama agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, Panama will give you prompt notice thereof, and if you so request, will prepare and furnish without charge to each of you an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to Panama by you expressly for use therein.

11. Conditions. The Joint Dealer Managers shall be entitled to withdraw as Joint Dealer Managers in connection with the Invitation, at any time, if any of the conditions set forth in this Section 11 is not met, and the obligations of the Joint Dealer Managers hereunder shall at all times be subject, in their discretion, to any of the conditions that:

(a) All representations and warranties and other statements of Panama contained herein are now, and at all times from the date hereof (the “Commencement Date”) until settlement of the issuance of the 2029 Bonds pursuant to the Invitation (the “Settlement Date”) will be, true and correct in all material respects (except for those representations, warranties and statements which speak as of a certain date or are by their terms subject to materiality, in which case such representations, warranties or statements shall be true and correct in accordance with their terms).

(b) Panama at all times during the Invitation shall have performed all of its obligations hereunder theretofore required to have been performed.

(c) The Prospectus, as amended or supplemented with respect to the Invitation shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 4(d) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof or the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for the purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction; and any Issuer Free Writing Prospectus contemplated by Section 10 hereof, and any other material required to be filed by Panama pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433.

(d) On the date hereof and on the Settlement Date, Sullivan & Cromwell LLP, your United States counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of the Fiscal Agency Agreement and the 2029 Bonds, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering their opinions, Sullivan & Cromwell LLP may rely as to all matters of Panamanian law upon the opinions referred to in paragraphs (e) and (f) of this Section 11.

(e) On the date hereof and on the Settlement Date, Arias, Fabrega & Fabrega, your Panamanian counsel, shall have furnished to you such written opinion or opinions, dated the respective date of delivery thereof, with respect to the validity of this Agreement, the Fiscal Agency Agreement and the 2029 Bonds, the Registration Statement, the Prospectus and such other related matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters. In rendering such opinion, such counsel may rely as to all matters of United States Federal and New York State law upon the opinion of Sullivan & Cromwell LLP, referred to in paragraph (d) of this Section 11.

(f) On the date hereof and on the Settlement Date, the Procurador de la Administración (Attorney General) or in his absence, a duly authorized attorney of the Procuraduría de la Administración shall have furnished to you his or her written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex I attached hereto. In rendering such opinion, such counsel may state that his or her opinion is limited to matters of Panamanian law and may rely as to all matters of United States Federal and New York law upon the opinion of Arnold & Porter LLP, referred to in paragraph (g) of this Section 11.

(g) On the date hereof and on the Settlement Date, Arnold & Porter LLP, United States counsel for Panama, shall have furnished to you their written opinion, dated the respective date of delivery thereof, in form and substance satisfactory to you, addressing the matters set forth in Annex II attached hereto. In rendering such opinion, such counsel may state that their opinion is limited to the Federal laws of the United States and the laws of the State of New York and may rely as to all matters of Panamanian law upon the opinion of Licenciado Oscar Ceville, Procurador de la Administración (Attorney General) or in his absence, a duly authorized attorney of the Procuradoría de la Administración referred to in paragraph (f) of this Section 11.

(h) Panama shall have furnished to you, on the date hereof and on the Settlement Date, a certificate in English, dated the respective date of delivery thereof, of the Minister or Vice Minister of Economy and Finance, in which such official shall state that, to the best of his or her knowledge after reasonable investigation: (i) the representations and warranties of Panama in this Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of the respective date of such certificate (other than such representations and warranties which are made as of a specified date), (ii) Panama has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate and (iii) no proceeding has been initiated, or to the best of his knowledge, threatened to restrain or enjoin the Invitation or the issuance or delivery of the 2029 Bonds or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Invitation will be effected or the 2029 Bonds will be issued or payment will be made pursuant to the Invitation or to question the validity of the Invitation or the 2029 Bonds and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in part.

(i) Since the respective dates as of which information is given in the Prospectus and the Time of Sale Information, there shall not have been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic, fiscal or political condition of Panama or in Panamanian taxation affecting the 2029 Bonds, otherwise than as set forth in or contemplated in the Prospectus and the Time of Sale Information, the effect of which, in any such case, is in your judgment such as to make it impracticable or inadvisable to proceed with the Invitation or the delivery of the 2029 Bonds or purchase of the Old Bonds on the terms and in the manner contemplated by the Prospectus as amended or supplemented.

(j) Subsequent to the execution and delivery of this Agreement and on or prior to the Settlement Date there shall not have occurred any of the following: (A) a suspension or material limitation in trading in securities generally on any of the New York Stock Exchange, the London Stock Exchange or the Luxembourg Stock Exchange; (B) trading of any securities of or guaranteed by Panama shall have been formally suspended or limited on any international exchange; (C) a general moratorium on commercial banking activities in New York, London or Panama declared by either United States or New York State authorities or authorities of London or Panama, respectively, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the United Kingdom or Panama; (D) the outbreak or escalation of hostilities involving the United States or Panama or the declaration by the United States or Panama of a national emergency or war; (E) the filing of any action or institution of any proceeding by any person or entity against Panama or any of its property, if the effect of any such event specified in clauses (A), (B), (C), (D) or (E) in your judgment makes it impracticable or inadvisable to proceed with the Invitation or the delivery of the 2029 Bonds on the terms and in the manner contemplated in the Prospectus Supplement (as amended or supplemented on each of the Commencement Date and Settlement Date, respectively); or (F) the occurrence of any material adverse change in the existing financial, political or economic conditions in the United States, Panama or elsewhere which in your sole judgment would materially and adversely affect the international financial markets or the market for the 2029 Bonds.

(k) On or after the date hereof and on or prior to the Settlement Date (i) no downgrading shall have occurred in the rating accorded Panama’s debt securities by Standard & Poor’s or Moody’s; (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of Panama’s debt securities; (iii) Panama will not have been aware that either Standard & Poor’s or Moody’s has announced that it will have under surveillance or review, with possible negative implications, its rating of any of Panama’s debt securities; and (iv) Panama will not have been informed by Standard & Poor’s or Moody’s that it intends or is contemplating any downgrading in any rating accorded to Panama’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Panama’s debt securities.

(l) The Minister or any Vice Minister of Economy and Finance shall have furnished to you on the date hereof and on the Settlement Date, a certificate in English, dated the date of delivery, to the effect that as of its effective date, the Registration Statement and any further amendment thereto made by Panama did not contain an untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading; that, as of the date of the Prospectus Supplement, the Prospectus and any further amendment or supplement thereto made by Panama did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; that, as of the Time of Sale, the Time of Sale Information and any further amendment or supplement thereto made by Panama did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; that all statistical information in the Registration Statement, the Prospectus and the Time of Sale Information and any further amendment or supplement thereto is presented on a basis consistent with public official documents of Panama; and that, as of the respective date of such certificate neither the Registration Statement, the Prospectus nor the Time of Sale Information or any further amendment or supplement thereto made by Panama contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing certification shall not apply to the statements in or omissions from the Registration Statement, the Prospectus or the Time of Sale Information or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to Panama in writing by you expressly for use in the Registration Statement, the Prospectus or the Time of Sale Information or any amendment or supplement thereto.

(m) Panama shall have furnished to you on each of the date hereof and on the Settlement Date, such further information, certificates and documents as you may reasonably request.

12. Indemnification. (a) Panama agrees (i) to hold harmless and indemnify the Joint Dealer Managers (including any of their affiliated companies and any of their respective directors, officers, agents or employees or any such affiliated company, each, a “Related Person”), and any director, officer or other person controlling (within the meaning of Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each such director, officer, agent or employee, a “Controlling Person” and together with a Related Person, an “Affiliated Person”), the Joint Dealer Managers (including any of their affiliated companies) against any losses, claims, damages, reasonable and documented expenses or liability (or action in respect thereof) (A) which arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Time of Sale Information, any Issuer Free Writing Prospectus and any other Offering Materials or any amendment or supplement to any of the foregoing, or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or which arises out of or is based on the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Panama shall not be liable in any such case to the extent that any such loss, claim, damage, reasonable and documented expense, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, the Time of Sale Information, any Issuer Free Writing Prospectus and any other Offering Materials or any such amendment or supplement in reliance upon and in conformity with written information furnished to Panama by the Joint Dealer Managers expressly for use therein; or (B) which arises out of or is based upon any breach by Panama of any representation or warranty or failure to comply with any agreements set forth herein; or (C) which arises out of or is based upon a withdrawal, rescission, termination or modification of or a failure to make or consummate the Invitation; and (ii) to hold harmless and indemnify the Joint Dealer Managers (including any Affiliated Person) against any other loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) which otherwise arises out of or is based upon or asserted against the Joint Dealer Managers (including any Affiliated Person) in connection with the Joint Dealer Managers acting as Joint Dealer Managers in connection with the Invitation or the rendering of any financial advisory services to Panama in connection with the Invitation, except to the extent that any such loss, damage, expense, liability or claim referred to in clause (ii) of this Section 12(a) that results primarily from the Joint Dealer Managers’ bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. Panama also agrees to hold harmless and indemnify the Joint Dealer Managers (including any Affiliated Person) against and reimburse the Joint Dealer Managers (including any Affiliated Person) for any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) reasonably incurred by the Joint Dealer Managers (including any Affiliated Person) in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof) within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to Panama whether or not resulting in any liability, and any amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever as set forth herein if such settlement is effected with the written consent of Panama. Panama also agrees that, except as provided below, none of the Joint Dealer Managers (including any Affiliated Person) shall have any liability, in tort or contract or otherwise, to Panama or any person asserting a claim on behalf of or in the right of Panama for or in connection with any matter referred to in this Agreement except to the extent that any loss, damage, expense, liability or claim incurred by Panama results from the Joint Dealer Managers’ gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement.

(b) The Joint Dealer Managers will hold harmless and indemnify Panama and each of its officials, including its authorized representative in the United States, who may be held responsible by law for the Registration Statement, against any losses, claims, damages, reasonable and documented expenses or liabilities to which Panama may become subject, under the Act or otherwise, (i) insofar as such losses, claims, damages, reasonable and documented expenses or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Time of Sale Information, any Issuer Free Writing Prospectus and any other Offering Materials or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus or the Offering Materials or any such amendment or supplement in reliance upon and in conformity with written information furnished to Panama by the Joint Dealer Managers expressly for use therein, and (ii) which arise out of or are based upon any breach by the Joint Dealer Managers of any representation or warranty or failure to comply with any agreements set forth herein; and will reimburse Panama for any legal or other reasonable and documented expenses reasonably incurred by Panama in connection with investigating or defending any such action within a reasonable time after such expenses are incurred and an itemized statement thereof, in reasonable detail, has been submitted to the Joint Dealer Managers.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, provided, however, that an indemnifying party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) in the indemnified party’s reasonable judgment the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; or (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 12 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative economic benefits received by the indemnifying party on the one hand and the indemnified party on the other from the Invitation. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Panama on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative economic benefits of Panama on the one hand and you on the other shall be deemed to be in the same proportion as the aggregate principal amount of the 2029 Bonds issued by Panama pursuant to the Invitation bears to the maximum aggregate fee to be paid to you pursuant to Section 6 of this Agreement as a result of the Invitation. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Panama on the one hand or you on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Panama and you agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if you were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Your obligations in this subsection (d) to contribute are several in proportion to your respective obligations hereunder and not joint.

(e) The obligations of Panama under this Section 12 shall be in addition to any liability which Panama may otherwise have, shall extend, upon the same terms and conditions, to the affiliates, partners, directors, agents, employees and controlling persons (if any), as the case may be, of each indemnified party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Panama, you, any such affiliate and any such person; and your obligations under this Section 12 shall be in addition to any liability which you may otherwise have and shall extend, upon the same terms and conditions, to each person who signs the Registration Statement on behalf of Panama.

13. Termination and Survival of Certain Provisions. (a) This Agreement may be terminated (x) by you (i) upon a withdrawal by you as Joint Dealer Managers under the terms hereof or (ii) if Panama determines to terminate or withdraw the Invitation prior to consummation thereof, or (y) by Panama if it determines to terminate or withdraw the Invitation prior to consummation thereof.

(b) The indemnity and contribution agreements contained in Section 12, the expense reimbursement agreements contained in Section 7, the fee agreement contained in Section 6 (to the extent the transactions contemplated hereby have been consummated), the sovereign immunity agreements contained in Section 14 and the representations and warranties of Panama set forth in this Agreement shall remain operative and in full force and effect regardless of (x) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Invitation or the termination or assignment of this Agreement, (y) any investigation made by or on behalf of any indemnified party, and (z) the completion of your services hereunder.

14. Consent to Service; Jurisdiction. (a) Panama irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in The City of New York and any court sitting in the Republic of Panama, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement (a “Related Proceeding”) and Panama hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or federal court or any court sitting in the Republic of Panama as the person bringing such Related Proceeding may elect in its sole discretion (the “Specified Courts”). The Republic also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all courts other than Specified Courts being herein called “Other Courts”), by means of a suit on the judgment or in any other manner provided by law. The Republic hereby irrevocably submits to the exclusive jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of each Specified Court and each Other Court. The Agreement made by the Republic with respect to jurisdiction is made solely with respect to Related Proceedings and the enforcement or execution of Related Judgments and under no circumstances shall it be interpreted as a general agreement by the Republic with respect to proceedings unrelated to the Invitation or this Agreement. Panama hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile.

(b) Panama hereby appoints and agrees to maintain the person for the time being and from time to time acting as or discharging (i) the function of Consul General of Panama in The City of New York with an office on the date hereof at 1212 Avenue of the Americas, 6th floor, New York, New York 10036, United States, as its agent (the “Process Agent”) to receive on behalf of Panama and its property service of copies of the summons and complaint and any other process which may be served in any Related Proceeding in such New York State or federal court sitting in The City of New York. Panama hereby agrees that such service may be made by registered mail or by delivering by hand a copy of such process to Panama in care of the Process Agent at the address specified above for the Process Agent (and Panama hereby agrees that such service will be effective upon the mailing or delivery by hand of such process to the office of the Process Agent), and Panama hereby authorizes and directs the Process Agent to accept on its behalf such service. Panama hereby agrees that failure of the Process Agent to give notice to Panama, or failure of Panama to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or Panama. Panama hereby irrevocably consents to the service of any and all process in any Related Proceeding by sending by registered mail copies of such process to Panama at the Ministry of Economy and Finance (and Panama hereby agrees that such service will be effective seven days after mailing thereof). Panama hereby covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent in full force and effect, and to cause the Process Agent to continue to act as such. In addition, Panama hereby agrees that no documents or agreements to which it is a party or to which it or its property is subject shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any suit, action or proceeding against any other party or its property in the courts of any other jurisdiction.

(c) To the extent that Panama has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Panama hereby irrevocably agrees not to claim and will irrevocably waive such immunity in respect of any Related Proceeding, and, without limiting the generality of the foregoing, Panama hereby agrees that such waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the courts of Panama, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 and 1939 of the Judicial Code of the Republic of Panama.

(d) Notwithstanding the foregoing, Panama does not consent to service of process or waive sovereign immunity with respect to actions brought against it under United States federal securities laws or any securities laws of any states of the United States, and Panama’s appointment of the Process Agent hereunder does not extend to such actions. In addition, Panama agrees that it will not bring any suit, action or proceeding arising out of or related to this Agreement or the Invitation against either of the Joint Dealer Managers in Panama and that any such suit, action or proceeding against either of the Joint Dealer Managers shall be brought only in a state or federal court in The City of New York, New York; provided that, if either of the

Joint Dealer Managers brings any suit, action or proceeding arising out of or related to this Agreement or the Invitation against Panama in any court in the Republic of Panama (other than any proceeding solely to object to the exercise of jurisdiction by any such court), the foregoing agreement of Panama shall not extend to any counterclaim or other claims Panama may have against the Joint Dealer Managers. The Joint Dealer Managers irrevocably submit to the exclusive jurisdiction of any state or federal court in The City of New York in any such suit, action or proceeding.

15. Judgment Currency. (a) If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert a sum due hereunder in United States dollars into another currency (the “judgment currency”), Panama and you agree, to the fullest extent that Panama and you may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures you could purchase United States dollars with such judgment currency in The City of New York, New York on the date two business days preceding the day on which final judgment is given.

(b) The obligation of Panama in respect of any sum payable by Panama shall, notwithstanding any judgment in a judgment currency other than United States dollars, be discharged only to the extent that on the business day following receipt by you of any sum adjudged to be so due in the judgment currency, you may in accordance with normal banking procedures purchase United States dollars with the judgment currency. If the amount of United States dollars so purchased is less than the sum originally due you in United States dollars, Panama agrees, as a separate and independent obligation and notwithstanding any such judgment, to indemnify you against such loss, and if the amount of United States dollars so purchased exceeds the sum originally due you, you agree to remit to Panama such excess, provided that you shall have no obligation to remit any such excess as long as Panama shall have failed to pay to you any obligations due and payable hereunder, in which case such excess may be applied to such obligations of Panama in accordance with the terms hereof.

16. Severability. If any provision hereof shall be determined to be invalid, illegal or unenforceable in any respect, such determination shall not affect any other provision hereof, which shall remain in full force and effect so long as the economic or legal substance of the Invitation and the agreements contained herein are not affected in any manner adverse to any party.

17. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon Panama, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof. None of the parties hereto may assign their rights or delegate any of their obligations hereunder without the prior written consent of the other parties. Any assignment or delegation in violation of this Section 18 shall be null and void.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, except with respect to the authorization and execution of the 2029 Bonds, which will be governed by the laws of the Republic of Panama.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

21. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail or facsimile transmission, to the parties hereto as follows:

(a)	If to you:

Citigroup Global Markets Inc.,

390 Greenwich Street,

New York, New York 10013.

Attention: General Counsel

Facsimile: (212) 816-7912

Deutsche Bank Securities Inc.,

60 Wall Street,

New York, New York 10005.

Attention: Liability Management Group

Facsimile: 212-797-5171

with a copy to the General Counsel

Facsimile: 212-797-4561

If to Republic of Panama:

Ministerio de Economía y Finanzas

Via España y Calle 52

Edificio Ogawa, Piso 3

Apartado 2694, Zona 3

Republic of Panama

Attention: Director de Crédito Público

Facsimile: (507) 223-1405

Please indicate your willingness to act as Joint Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

REFRENDO CONTRALORIA GENERAL DE LA REPUBLICA DE PANAMA		REPUBLIC OF PANAMA

By:	/s/ Luis Carlos Amado Arosemena	By:	/s/ Héctor E. Alexander
	Name: Luis Carlos Amado Arosemena		Name: Héctor E. Alexander
	Title: Deputy Comptroller General		Title: Minister of Finance and Economy

Accepted as of the date hereof:
CITIGROUP GLOBAL MARKETS INC.		DEUTSCHE BANK SECURITIES INC.

By:	/s/ Gregory D. Makoff	By:	/s/ Roger Heine
	Name: Gregory D. Makoff		Name: Roger Heine
	Title: Managing Director		Title: Managing Director

		By:	/s/ Eugenio Alarcon
Name: Eugenio Alarcon
Title: Director

Schedule I

Expense Allocation for the Invitation

(Pursuant to Section 7 of the Dealer Managers Agreement)

Category of Expense	Joint Dealer Managers Share	Panama Share
Fees and Disbursements of Joint Dealer Managers’ Counsel(a)	100%	0%
Fees and Disbursements of Panama’s Counsel	0%	100%
Panama Roadshow Expenses, including Investor Functions	0%	100%
Joint Dealer Managers’ Roadshow Expenses	100%	0%
Luxembourg Listing and CSSF Approval Fees	0%	100%
Exchange agents	0%	100%
Fiscal and Paying Agent	0%	100%
Luxembourg Exchange Agent	0%	100%
Information agent	0%	100%
Luxembourg Listing Agent	0%	100%
Announcement Tombstone and Advertisements	0%	100%
Issuer Free Writing Prospectuses (other than the Announcement Tombstone and Advertisements)	0%	100%
Rating Agencies	0%	100%
Printing/Mailing of Offering Materials	0%	100%
Jurisdictional Analysis (Including work completed in this regard by Panama’s and/or Joint Dealer Managers’ counsel) in each jurisdiction	0%	100%
NASD and Blue Sky Fees (Including work completed in this regard by Panama’s and/or Joint Dealer Managers’ counsel)	0%	100%
SEC Filing and Listing Fees	0%	100%
Post-Transaction Promotional Materials (Undertaken in Conformity with Standard Business Practices)	100%	0%

(a)	Includes fees and disbursements of Sullivan & Cromwell LLP, as Joint Dealer Managers’ United States counsel, and any other United States or foreign counsel retained by the Joint Dealer Managers in connection with the transaction. The allocation of expenses related to the Joint Dealer Managers’ counsel is based on the assumption that Panama will bear all fees and disbursements incurred in connection with the investigation of all jurisdictional issues relating to the offering as noted above in the category “Jurisdictional Analysis”.

Annex I

Capitalized terms used in this Annex I and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex I is appended.

OPINION OF LICENCIADO OSCAR CEVILLE

PROCURADOR DE LA ADMINISTRACIÓN

(on the date hereof and on the Settlement Date)

(i) The Dealer Managers Agreement has been duly authorized, executed and delivered by Panama and constitutes a valid and legally binding agreement of Panama.

(ii) The 2029 Bonds have been duly authorized by Panama, and, when executed, authenticated, issued and delivered pursuant to the Offering Materials and the Fiscal Agency Agreement, will have been duly and validly executed, issued and delivered, and will constitute valid and legally binding obligations of Panama enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement, subject, as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The Fiscal Agency Agreement and the Exchange Agency Agreement have been duly authorized, executed and delivered and, assuming due authorization, execution and delivery thereof by the Fiscal Agent the Exchange Agent and the Luxembourg Exchange Agent, as applicable, constitute the valid and legally binding obligation of Panama enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iv) Neither the execution and delivery of the Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency or the 2029 Bonds, nor the consummation of the Invitation and the transactions therein and thereby contemplated, nor compliance with the terms and provisions thereof, including performance of each of the obligations contained therein and required thereby (A) to the best of such counsel’s knowledge after due inquiry, will conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, loan agreement or other agreement or instrument for borrowed money known to such counsel to which Panama is a party, (B) will conflict with, violate or result in a breach of, the Constitution of Panama as amended to the date hereof, or any statutes, laws, decrees or regulations of Panama, (C) to the best of such counsel’s knowledge after due inquiry, will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention or agreement to which Panama is a party or constitute a default thereunder or (D) will result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the revenues or assets of Panama under any such treaty, convention, agreement or instrument, which, in the case of Clause (A), (B), (C) or (D) could have a material adverse effect on the financial, economic or fiscal condition of Panama or affect the validity or enforceability of the 2029 Bonds.

(v) The Registration Statement and the Prospectus and their filing with the Commission have been duly authorized by and on behalf of Panama, and the Registration Statement and all amendments thereto have been duly executed by and on behalf of Panama; the Ambassador of Panama to the United States has been duly appointed the Authorized Representative of Panama in connection with the Registration Statement; the information in the Registration Statement and the Prospectus as amended or supplemented stated on the authority of public officials of Panama has been stated in their official capacities thereunto duly authorized by Panama.

(vi) All Governmental Authorizations of or with any Government Agency required by Panama for the execution and delivery of the Dealer Managers Agreement, the Exchange Agency Agreement, and the Fiscal Agency Agreement and for the execution, issuance, sale and delivery of the 2029 Bonds and the consummation by Panama of the transactions contemplated by the Offering Materials, the Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds (which shall be specified in such opinion) have been obtained and are in full force and effect.

(vii) Under the laws of Panama, neither Panama nor any of its property has any immunity from the jurisdiction of any Panamanian court or from the execution of any judgment in Panama or from enforcement therein of any judgment by any court or other tribunal on the grounds of sovereignty or otherwise, except that the execution on, or attachment of, revenues, assets and property of Panama located in Panama through the courts of Panama, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 and 1939 of the Judicial Code of the Republic of Panama.

(viii)(A) The agreement of Panama and the parties thereto that the Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement and the 2029 Bonds shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America would be recognized and effective in the courts of Panama in any action or proceeding involving Panama arising out of or relating to the Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds. (B) (i) The submission of Panama pursuant to Section 14 of the Dealer Managers Agreement, Section 14 of the Exchange Agency Agreement, Section 14 of the Fiscal Agency Agreement and the Global Bond to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York, New York and any court sitting in Panama for the purposes set forth in such Sections and the appointment of the Authorized Agent (as defined in the Dealer Managers Agreement, in the Exchange Agency Agreement, in the Fiscal Agency Agreement and in the 2029 Bonds) as its authorized agent for the purposes described in Section 14 of the Dealer Managers Agreement, in Section 14 of the Exchange Agency Agreement, in Section 14 of the Fiscal Agency Agreement and in the 2029 Bonds are each valid and legally binding on Panama. (C) Service of process effected in the manner set forth in Section 14 of the Dealer Managers Agreement, in Section 14 of the Exchange Agency Agreement, in Section 14 of the Fiscal Agency Agreement and in the 2029 Bonds will be effective, insofar as Panamanian law is concerned, to confer valid personal jurisdiction over Panama to the extent of any action referred to therein.

(ix) To ensure the legality, validity, enforceability or admissibility in evidence of the Dealer Managers Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds, it is not necessary that the Dealer Managers Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in Panama (other than the translation and publication thereof), or that any registration charge or stamp or similar tax be paid on or in respect of the Dealer Managers Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds, or any other document.

(x) There is no tax, levy, deduction, charge or withholding imposed by Panama or any political subdivision thereof either (A) on or by virtue of the execution, delivery, recognition or enforcement of this Dealer Managers Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement, or the 2029 Bonds or in connection with the Invitation or (B) on any payment to be made by Panama thereunder or pursuant to the Invitation or under the 2029 Bonds.

(xi) The statements in the Prospectus under the caption “Taxation—Panamanian Taxation” fairly summarize the provisions of Panamanian tax law described therein.

(xii) Other than as set forth in the Prospectus, to the best of such counsel’s knowledge after due inquiry, there are no legal or governmental proceedings or arbitrations pending to which Panama is a party which, if determined adversely to Panama, would, individually or in the aggregate, have a material adverse effect on Panama’s financial, economic or fiscal condition or its ability to perform its obligations under the Dealer Managers Agreement, the Offering Materials, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds or in connection with the Invitation; and, to the best of such counsel’s knowledge after due inquiry, no such proceedings are threatened.

(xiii) The Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement and the 2029 Bonds are in proper legal form under the laws of Panama for the enforcement thereof against Panama under the law of Panama.

(xiv) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding, or other taxes are payable by you or on your behalf as Joint Dealer Managers to Panama or to any political subdivision or taxing authority thereof or therein by reason of your being Joint Dealer Managers in connection with (i) the issuance, sale and delivery by Panama to or for the respective accounts of the Joint Dealer Managers of the 2029 Bonds issued and sold pursuant to Exchange Offers submitted by the Joint Dealer Managers or under the Dealer Managers Agreement or (ii) the sale and delivery outside Panama by the Joint Dealer Managers of the 2029 Bonds acquired pursuant to Exchange Offers submitted by the Joint Dealer Managers to the initial purchasers thereof in the manner contemplated by the Offering Materials.

In addition to the foregoing, such counsel will confirm that the Registration Statement and the Prospectus have been prepared by appropriate representatives of Panama and its instrumentalities, including representatives of the Ministry of Economy and Finance, and representatives of the Procuraduría de la Administración (“PDA”) have participated in discussions regarding the Registration Statement, the Prospectus [and the Time of Sale Information,]* as then amended or supplemented, with such representatives, U.S. counsel for Panama, the representatives of the Joint Dealer Managers and its U.S. counsel. PDA has been apprised of and has reviewed the disclosure requirements under applicable United States securities laws and regulations and has reviewed the Registration Statement and the Prospectus. Based on such discussions and review, and without independent investigation or verification of the correctness or completeness of the information included in the Registration Statement and the Prospectus, such counsel will advise the Joint Dealer Managers, on behalf of PDA, that, subject to the limitations described below, nothing has come to PDA’s attention which has caused it to believe that, as of its effective date, the Registration Statement and the Prospectus and any further amendments or supplements thereto made by Panama prior to the date of this opinion contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that, as of its date, the Prospectus, as of its date, [or the documents specified in a schedule to its opinion included in the Time of Sale Information, as of the Time of Sale,]* contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or that, as of the date of the opinion, the Registration Statement or the Prospectus or the documents specified in a schedule to its opinion included in the Time of Sale Information, as of the Time of Sale or any further amendment or supplement made by Panama prior to the date of the opinion contains an untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such counsel may state that the PDA is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Prospectus (except to the extent expressly set forth in clause (xi) above), that such counsel makes no representation that PDA has independently verified the accuracy, completeness or fairness of such statements (except as aforesaid) and that such counsel does not express any opinion or belief as to the financial or statistical data contained in the Registration Statement or the Prospectus.

*	For inclusion only in opinion delivered on the Settlement Date.

Aneex II

Capitalized terms used in this Annex II and not defined herein shall have the meanings ascribed thereto in the Dealer Managers Agreement to which this Annex II is appended.

OPINION OF ARNOLD & PORTER LLP

(on the date hereof and on the Settlement Date)

(i) Assuming that the Fiscal Agency Agreement has been duly authorized, executed and delivered by Panama and by the Fiscal Agent, the Fiscal Agency Agreement constitutes a valid and legally binding agreement of Panama, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equity principles.

(ii) Assuming that the 2029 Bonds have been duly authorized, executed, issued and delivered under Panamanian law and authenticated by the Fiscal Agent, such 2029 Bonds, when duly authorized, executed, issued, delivered and authenticated, will constitute valid and legally binding obligations of Panama entitled to the benefits provided by the Fiscal Agency Agreement and enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equity principles.

(iii) No consent, approval, authorization or order of, or qualification with, any United States Federal or New York State governmental agency or body is required for the issue and sale of the 2029 Bonds or the performance by Panama of the transactions contemplated by the Invitation, the Dealer Managers Agreement, the Exchange Agency Agreement, the Fiscal Agency Agreement or the 2029 Bonds, except such as have been obtained under the Act and such consents, approvals, authorizations or qualifications as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the 2029 Bonds.

(iv) Under the laws of the State of New York, assuming Panama has duly authorized, executed and delivered the Dealer Managers Agreement under Panamanian law, (A) the submission of Panama pursuant to Section 14 of the Dealer Managers Agreement, Section 14 of the Exchange Agency Agreement, Section 14 of the Fiscal Agency Agreement and the 2029 Bonds to the non-exclusive jurisdiction of any New York State or federal court sitting in The City of New York and any court sitting in Panama for the purposes set forth in such Sections and 2029 Bonds and (B) the appointment of the Authorized Agent (as defined therein) as its authorized agent for the purposes described in Section 14 of the Dealer Managers Agreement, Section 14 of the Exchange Agency Agreement, Section 14 of the Fiscal Agency Agreement and the 2029 Bonds are each valid and legally binding on Panama; any service of process effected on such agent in the manner set forth in Section 14 of the Dealer Managers Agreement, Section 14 of the Exchange Agency Agreement, Section 14 of the Fiscal Agency Agreement and the 2029 Bonds will be effective to confer valid personal jurisdiction over Panama to the extent of any action referred to therein, subject to the limitations of the Foreign Sovereign Immunities Act of 1976, as amended.

(v) The statements set forth in the Prospectus under the caption “Taxation—United States Federal Income and Estate Taxation” insofar as such statements purport to describe the principal federal income tax consequences of a purchase of the 2029 Bonds or participation in the Invitation, constitute fair summaries of such consequences.

(vi) The Registration Statement is effective under the Act and, to the best of such counsel’s knowledge, no stop order with respect thereto has been issued, or proceeding for that purpose instituted or threatened by the Commission.

(vii) The statements set forth in the Prospectus Supplement under the captions “Terms of the Invitation” and “Description of the 2029 Bonds” and in the Basic Prospectus under the captions “Debt Securities”, insofar as they purport to constitute a summary of certain provisions of the 2029 Bonds and the Fiscal Agency Agreement, provide a fair summary of such provisions.

In addition, Arnold & Porter LLP shall have furnished to the Joint Dealer Managers a letter confirming that as United States counsel to Panama, such counsel reviewed the Registration Statement, the Prospectus [and the Time of Sale Information,]* as then amended or supplemented, participated in discussions with representatives of the Joint Dealer Managers and those of Panama and its Panamanian counsel, and advised Panama as to the requirements of the Act and the applicable rules and regulations thereunder; confirming that on the basis of the information that such counsel gained in the course of the performance of such services, considered in the light of their understanding of the applicable law and the experience they have gained through their practice under the Act, in their opinion, the Registration Statement, as then amended or supplemented, as of its effective date, and the Prospectus as of its date, appeared on their face to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations of the Commission thereunder; nothing that came to such counsel’s attention in the course of such review has caused such counsel to believe that the Registration Statement, as then amended or supplemented, as of such effective date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus, as of its date, [or the documents specified in a Schedule to its opinion included in the Time of Sale Information, as of the Time of Sale,]* contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and nothing that has come to such counsel’s attention in the course of the limited procedures described in such letter has caused them to believe that the Prospectus, as then amended or supplemented, or the documents specified in a Schedule to its opinion included in the Time of Sale Information, as of the date and time of delivery of such letter, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such counsel may state that they do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus except to the extent of the opinion separately rendered by such counsel with respect to statements made under the captions “The

*	For inclusion only in opinion delivered on the Settlement Date.

II-2

Invitation”, “Description of the 2029 Bonds” and “Taxation—United States Federal Income and Estate Taxation” in the Prospectus and under the captions “Debt Securities” in the Basic Prospectus as then amended or supplemented insofar as they purport to summarize provisions of documents therein described; that such counsel do not express any opinion or belief as to the financial statements and related schedules or other financial or statistical data; that such counsel do not express an opinion or belief as to the laws of Panama or as to information supplied by or on behalf of the Joint Dealer Managers in writing expressly for use therein; and that their letter is furnished as United States counsel for Panama to you and is solely for the benefit of the Joint Dealer Managers.

II-3

Annex III

List of Jurisdictions

(Pursuant to Section 4(d) of the Dealer Managers Agreement)

Canada

European Economic Area:

    Austria

    Belgium

    Denmark

    Finland

    France

    Germany

    Guernsey

    Ireland

    Luxembourg

    The Netherlands

    Portugal

    Spain

    United Kingdom

    Switzerland

Panama

List of Approved Issuer Free Writing Prospectuses

1.	Luxembourg announcement, dated June 3, 2008.

2.	Press release, dated June 2, 2008. [Launch press release]

3.	Clearstream announcement, dated June 2, 2008.

4.	Euroclear announcement, dated June 2, 2008.

5.	Press release, dated June 4. [Announcement press release]

6.	Press release, dated June 11, 2008. [Settlement press release, if necessary]